Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Xplore Technologies Corp., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: July 5, 2018

PHOENIX VENTURE FUND LLC

By:	SG Phoenix Ventures LLC, its Managing Member	By:	/s/ Philip S. Sassower
Philip S. Sassower

By:	/s/ Andrea Goren	By:	/s/ Andrea Goren
	Name: Andrea Goren		Andrea Goren
Title: Managing Member

SG PHOENIX LLC

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Co-Manager

ANDAX LLC

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Co-Manager